SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                            FORM 8-K
                         CURRENT REPORT


Pursuant to Sections 13 or 15(d) of the Securities Exchange Act
                            of 1934

Date of Report (Date of Earliest Event Reported) March 31, 1997

                 Vanguard Cellular Systems, Inc.
      (Exact Name of Registrant as Specified on its Charter)


          North Carolina                0-16560                 56-1549590
(State or Other Jurisdiction       (Commission File           (IRS Employer
   of Incorporation)                    Number)           Identification No.)


2002 Pisgah Church Road, Suite 300     Greensboro, North Carolina       27455
                 (Address of Principal Executive Offices)           (Zip Code)


Registrant's Telephone Number, Including Area Code            (910) 282-3690


                                  N/A
         (Former Name or Former Address, if Changed Since Last Report)



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Item 5.  Other Events.

    This Form 8-K is being filed by Vanguard Cellular Systems, Inc. (the "Company") as a "safe harbor" statement under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's filings with the Securities and Exchange Commission, press releases and other disclosures may contain forward-looking statements. These statements represent the Company's judgment on the future and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, among other things, the following:

Substantial Leverage; Ability to Service Debt

    The Company has substantial leverage.  As of December 31,
1996, the Company's total indebtedness was approximately 95% of its total capitalization. Its indebtedness as of December 31, 1996 consisted of $430 million borrowed under the Company's $675 million credit facility (the "Credit Facility"), $200 million aggregate principal amount of 9 % Senior Debentures due 2006 (the "Debentures") and $137,000 of other indebtedness. The degree to which the Company is leveraged may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally, and could limit its ability to pursue business opportunities that may be in the interests of the Company and its security holders. As of December 31, 1996, the Company had approximately $245 million of available borrowings under the Credit Facility, subject to certain limitations, and it expects to continue to borrow funds under this facility. The Company would use such additional borrowings for general corporate purposes, including continuing improvement of its systems, targeted cellular acquisitions and other investments in wireless and multimedia businesses. The Credit Facility is secured by substantially all of the assets of the Company, and under the financial covenants of the facility, borrowing availability is dependent on continued improvement in the Company's operating performance. The Company's interest payments under the Credit Facility and Debentures have been $22.6 million, $34.0 million and $43.5 million in 1994, 1995 and 1996, respectively. The Credit Facility consists of a term loan and a revolving loan. The outstanding amount of the term loan as of March 31, 1998 is to be repaid in increasing quarterly installments commencing on March 31, 1998 and terminating at its maturity date of December 23, 2003.
The quarterly installment payments begin at 1.875% of the outstanding principal amount at March 30, 1998 and gradually increase to 5.625% of the principal amount at March 31, 2003. The available borrowings under the revolving loan will be reduced on a quarterly basis also commencing on March 31, 1998 and terminating on December 23, 2003. The quarterly reductions begin at 1.875% of the revolving loan commitment at March 31, 1998 and gradually increase to 5.625% of the commitment on March 31, 2003.

    The Debentures mature in 2006 and are redeemable at the Company's option, in whole or in part, at any time on or after April 15, 2001. There are no mandatory sinking fund payments for the Debentures. Interest is payable semi-annually. Upon a Change of Control Triggering
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Event (as defined in the Indenture for the Debentures), the Company will be required to make an offer to purchase the Debentures at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

    The Company's ability to meet its working capital and operational needs and to provide funds for debt service, capital expenditures, acquisitions and other cash requirements will require continued growth in the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). In the past, EBITDA has been insufficient to meet these needs and cash has been generated through the Company's bank credit facilities and the sale of its securities. In 1994, 1995 and 1996, EBITDA was $35.9 million, $68.0 million and $102.6 million, respectively. However, there can be no assurance that the Company will be successful in continuing to grow its EBITDA by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable it to meet its cash requirements. The Credit Facility and the Debentures impose restrictions on the operations and activities of the Company. Generally, the most significant restrictions relate to debt incurrence, investments, capital expenditures, sales of assets and the use of proceeds therefrom and cash distributions from the Company and require the Company to comply with certain financial covenants including financial ratios. The ability of the Company to comply with the foregoing restrictions and covenants will be dependent upon its future performance and various other factors, including factors beyond the Company's control. The Company does not anticipate paying any cash dividend or other distribution on its Class A Common Stock in the foreseeable future.

Possible Effects of General Economic Conditions

    Demand for wireless services in general and the Company's cellular services in particular can be influenced by general economic conditions in the markets served. The Company has benefitted from a general economic recovery in its markets in the past and may be adversely affected by any economic downturn that may occur in the future.

History of Net Losses

    The Company sustained net losses in each fiscal year of its operations prior to 1996. As of December 31, 1996, the Company had an accumulated deficit of $190.0 million. Although the Company had a net profit of $6.4 million in 1996, there can be no assurance that the Company will remain profitable.

Control of the Company; Certain Provisions of the Articles of Incorporation and Bylaws.

    Existing management of the Company and members and affiliates of the "Richardson Family" own approximately 23.43% of the Company's outstanding Class A Common Stock and consequently, if they act in concert, are probably in a position to control the management and the affairs of the Company. The articles of incorporation and bylaws of the Company contain certain provisions that may render more difficult a hostile takeover, make it more difficult to remove or

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change the composition of the Company's incumbent Board of
Directors and its officers, adversely affect shareholders who desire to participate in a tender offer and deprive shareholders of possible opportunities to sell their shares at prices higher than prevailing market prices.

Competition

    The FCC currently authorizes only two licensees to operate cellular communications systems in each cellular market. The Company competes primarily against the other facilities-based cellular carrier in each metropolitan statistical area ("MSA") and rural service area ("RSA") market that it serves and expects competition to remain vigorous. Competition for customers between cellular licensees is based principally upon the services and enhancements offered, the quality of the cellular system, customer service, system coverage and capacity and price. The Company expects such competition to continue and anticipates continued downward pressure on the prices charged for its cellular equipment and services.

    The wireless marketplace is expected to become increasingly competitive as a result of the commencement of operations by new wireless service providers and due to competition from resellers. Personal communications services ("PCS") and enhanced specialized mobile radio ("ESMR") operators will compete directly with the Company and may have access to substantial capital resources. PCS is a digital, wireless communications system supported by high-density call transmitters. PCS involves a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. ESMR is a wireless communications service created by converting analog specialized mobile radio ("SMR") services into an integrated, digital wireless communications system. PCS and ESMR provide services and features in addition to those currently provided by cellular companies, and there can be no assurance that the Company will be able to provide such services and features or that it will be able to do so on a timely or profitable basis.

    The FCC has divided licensing for PCS into 51 Major Trading Areas ("MTAs") and 493 Basic Trading Areas ("BTAs") based on geographic boundaries. There may be as many as six PCS providers in each area. As of December 31, 1996, the FCC has awarded licenses for three providers in nearly all MTA's and three providers in nearly all BTA's. As of March 27, 1997, the Company was competing with a PCS operator in its Myrtle Beach RSA and system construction was underway by PCS operators in many of its other markets.

    The FCC has licensed ESMR operators to construct their systems in many metropolitan areas throughout the United States and one ESMR operator, NEXTEL, has announced the initiation of nationwide service in over 200 cities. It is uncertain when ESMR operators will offer services in the Company's markets and in adjacent areas.

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Adoption of New Technologies; Technological Obsolescence

    The Company's commercial networks currently utilize analog technology. The Company has chosen Time Division Multiple Access ("TDMA") as its digital technology. However, other digital technologies, including Code Division Multiple Access ("CDMA"), may ultimately provide substantial advantages over TDMA or analog technology and as these advantages become more established, the Company may be at a competitive disadvantage and competitive pressures may force the Company to implement CDMA or another digital technology at substantially increased cost. In addition, other wireless communications companies may implement digital technology before the Company, and consequently such companies may be able to provide enhanced services and superior quality compared with that which the Company is able to provide through its existing analog technologies. There can be no assurance that the Company could respond to such competitive pressures and implement digital technology on a timely basis or at an acceptable cost, although it is the Company's present plan to do so. One or more of the technologies currently utilized by the Company or implemented in the future may not be preferred by its customers or may become obsolete at some time in the future, which in either case could have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company's ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks.

Regulation of the Cellular Industry

    The licensing, construction, operation, acquisition, assignment and transfer of cellular communications systems, as well as the number of licensees permitted in each market, are regulated by the FCC. Changes in the regulation of cellular activities could have a material adverse effect on the Company's operations and financial performance. In addition, initial operating licenses are generally granted for terms of up to 10 years, renewable upon application to the FCC. Licenses may be revoked and license renewal applications denied for cause after appropriate notice and hearing. In addition, the Company's renewal applications also may be subject to petitions to deny or competing applications. The Company has 10 licenses scheduled to expire in 1997 and 15 licenses have their initial expiration dates thereafter. Although three of the Company's licenses have been renewed over the past two years, there can be no assurance that any of the Company's licenses will not be revoked or will be renewed on expiration.

Operating Costs Due to Fraud

    Like most companies in the cellular industry, the Company incurs costs associated with unauthorized use its network. Fraud impacts interconnection costs, capacity costs, administrative costs, costs incurred for fraud prevention and payments to other carriers for unbillable fraudulent roaming. During the last quarter of 1995, the Company experienced for the first time significant costs associated with unauthorized use. Although the Company had continued to develop and invest in anti-fraud measures to prevent cellular fraud and charges associated with fraud declined as a percentage of service revenue in 1996, there can be no

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assurance that the Company will not incur substantial costs due to fraud. In addition, while the costs of the Company's anti-fraud measures have not been significant in the past, there can be no assurance that these costs will not become substantial in the future.

Value of FCC Licenses

    The underlying value of the Company's assets relates primarily to its intangible assets, principally interests in entities holding FCC construction permits and licenses, the value of which depends significantly upon the success of the Company's business and the growth of the industry in general. While the Company believes that there is presently a market for such assets, such market may not exist in the future or the values obtainable may be lower than at present. As a consequence, in the event of default on indebtedness of the Company or any other event which would result in the liquidation of the Company's assets, there can be no assurance that the proceeds would be sufficient to pay its obligations.

Dependence on Key Personnel

    The Company's businesses are managed by a small number of key executive officers. The loss of certain of these key executive officers could have a material adverse effect on the Company.
Under the terms of the Credit Facility, if the Richardson Family (as defined) at any time owns less than the amount of voting stock necessary to give them the power to exercise voting rights with respect to at least 15% of the total votes of all shareholders of the Company on a fully-diluted basis or any two of Stuart S. Richardson, Haynes G. Griffin, Stephen R. Leeolou and L. Richardson Preyer, Jr. at any time for any period of six consecutive months cease to be active in the direct management and the operations of the Company, it would constitute an event of default. If the Richardson Family and the executive officers and directors of the Company at any time own less than the amount of voting stock necessary to give them the power to exercise voting rights with respect to at least 20% of the total votes of all shareholders of the Company on a fully-diluted basis, it would constitute an event of default.

Radio Frequency Emission Concerns

    Media reports have suggested that certain radio frequency ("RF") emissions from cellular telephones may be linked to cancer. Although unsuccessful to date, various lawsuits, none of which involving the Company, have been filed alleging that the death of a cellular subscriber was related to emissions. If such a lawsuit were successful, it could have a material adverse effect on the Company's business or results of operations. The FCC has adopted guidelines for wireless antennas from the 1992 America National Standards Institute/Institute of Electrical and Electronic Engineers ("ANSI/IEEE") standard and the 1987 National Council for Radiation Protection and Measurements ("NCRP") standard that set safe human exposure limits. The new FCC standard has been endorsed by other Federal agencies responsible for health and safety, such as the EPA, FDA and OSHA.

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                           SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                VANGUARD CELLULAR SYSTEMS, INC.
                                (Registrant)



Date: March 31, 1997            By: /s/ Stephen L. Holcombe

                                     Stephen L. Holcombe,
                                     Executive Vice President
                                          and Chief Financial Officer

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